Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291
Jack in the Box Inc. Completes Refinancing of Existing Bank Debt
SAN DIEGO, June 29, 2010 — Jack in the Box Inc. (NASDAQ: JACK) today announced completion of a new five-year $600 million senior credit facility, comprised of a $400 million revolving credit facility and $200 million term loan.
Proceeds from the refinancing will be used to retire all previously existing bank indebtedness, including a $150 million revolver due in December 2011, of which $20 million was drawn as of the end of the company’s second quarter, and a $370 million term loan due in December 2012. As of the closing, approximately half of the $400 million revolving credit facility will be drawn and $200 million will be outstanding on the term loan. Both will mature in June 2015, with the term loan having required principal payments of $10 million in the first year after closing, $20 million in the second and third years, $30 million in the fourth year and the balance due in the fifth year.
The interest rate on the new senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 2.25 percent to 2.75 percent with no floor. The initial interest rate is LIBOR plus 2.50 percent.
“By refinancing at this time, we’re creating a longer-term capital structure with greater flexibility to support the company’s strategic plan,” said Jerry Rebel, executive vice president and chief financial officer for Jack in the Box Inc.
Due to replacing existing credit facilities prior to expiration, the company will be required to expense approximately $2,256,226 of deferred financing fees in the third quarter.
Wells Fargo Securities, LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. served as joint lead arrangers and joint book managers.
About Jack in the Box
Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.
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